UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (B) OR 12 (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

CHOLESTECH CORPORATION
(Exact name of registrant as specified in its charter)

California	94-3065493
(State of incorporation or organization)	(IRS Employer Identification No.)

3347 Investment Boulevard, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the
Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.                            ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the
Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.                            ☒

Securities Act registration statement file number to which this form relates (if applicable):  Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED SHARE PURCHASE RIGHTS

(Title of Class)

Item 1.        Description of Securities to be Registered

Item 1 is hereby amended by adding the following paragraphs:

On January 19, 2007, Cholestech Corporation (the “Company”) and Computershare Investor Services, LLC, as rights agent (the “Rights Agent”) entered into an Amendment (the “Amendment”) to the Amended and Restated Preferred Share Rights Agreement dated as of January 1, 2005 (the “Rights Agreement”), amending the Rights Agreement.

The Amendment to the Rights Agreement (i) extends the term of the Rights Agreement such that final expiration date of the Rights Agreement is January 22, 2017, (ii) amends the exercise price of a right to purchase one-one thousandth of a share of its Series A Participating Preferred Stock to $95.00 per one-one thousandth of a share, and (iii) makes conforming changes related to the amendment to the exercise price and certain other clarifying changes..

The foregoing description of the Amendment is a general description only and is qualified in its entirety by reference to the Rights Agreement and Amendment.  Copies of the Rights Agreement and Amendment are attached as Exhibits 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.  The summary of the principal terms of the Rights Agreement is otherwise unchanged from that set forth in the Company’s Form 8-A filed with the Securities and Exchange Commission on January 27, 1997 and the Company’s Form 8-A/A filed with the Securities and Exchange Commission on January 5, 2005, and are incorporated herein by reference.

Item 2.        Exhibits

4.1                                 Amended and Restated Preferred Share Rights Agreement dated as of January 1, 2005 between Cholestech Corporation and Computershare Investor Services, LLC, including the form of Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.(1)

4.2                                 Amendment to the Amended and Restated Preferred Share Rights Agreement dated as of January 19, 2007 between Cholestech Corporation and Computershare Investor Services, LLC.

(1)                                  Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHOLESTECH CORPORATION

	By:	/s/ John F. Glenn
John F. Glenn
Vice President of Finance, Chief Financial Officer, Treasurer and Secretary

Dated: January 25, 2007

EXHIBIT INDEX

4.1                                 Amended and Restated Preferred Share Rights Agreement dated as of January 1, 2005 between Cholestech Corporation and Computershare Investor Services, LLC, including the form of Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.(1)

4.2                                 Amendment to the Amended and Restated Preferred Share Rights Agreement dated as of January 19, 2007 between Cholestech Corporation and Computershare Investor Services, LLC.

(1)                                  Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.